Exhibit 99.1

Papa John’s Announces First Quarter 2019 Results and Reaffirms 2019 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 7, 2019--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 31, 2019.

Highlights

  First quarter 2019 loss per diluted share of ($0.12)
  Excluding Special charges, adjusted earnings per diluted share of $0.31 compared to $0.52 for first quarter of 2018
  System-wide North America comparable sales decrease of 6.9%
  International comparable sales decrease of 0.1%; international franchise sales increase of 10.5%, excluding the impact of foreign currency
  33 net unit openings in the first quarter of 2019 driven by International operations
  The company issued $252.5 million of Series B Preferred Stock to certain funds affiliated with, or managed by, Starboard Value LP (collectively “Starboard”) and certain franchisees during the quarter

Steve Ritchie, President and CEO of Papa John’s, said, “The first quarter was a time of promise for Papa John’s. We made further progress in transforming the culture, thinking and momentum within the company. We have significantly strengthened and refreshed the company’s leadership, adding talented members to the senior management team and highly-qualified directors to the board this year. At the same time, we continued reevaluating all aspects of our go-to-market strategy, identifying multiple opportunities to improve the customer experience, customer value proposition and franchisee unit economics. Last quarter, we made several improvements in the key drivers of our business. Substantial, positive change takes time and effort, but with the passion and dedication of our team members and franchise partners, I am very excited about the future of Papa John’s.”

Operating Highlights

As more fully described within this press release, beginning this quarter, the company consolidated the financial results of the Papa John’s Marketing Fund, Inc. (“PJMF). The financial statements for the first quarter of 2018 have been restated to reflect the consolidation of PJMF. The consolidation of PJMF is not expected to have a material impact on the company’s annual consolidated financial results, including the income (loss) before income taxes, as PJMF operates at or near break-even results annually. The consolidation of PJMF also did not have a material impact on the company’s 2018 financial statements.

Operating highlights, including restated data for the first quarter of 2018, are as follow:

	(In thousands, except per share amounts)	First Quarter
		Mar. 31, 2019 (a)	Apr. 1, 2018 (b)	Decrease %

	Total revenue	$398,405	$450,122	(11.5%)
	(Loss) income before income taxes	(767)	23,064	(103.3%)
	Net (loss) income	(1,731)	17,443	(109.9%)
	Diluted (loss) earnings per share	(0.12)	0.52	(123.1%)
	Adjusted diluted earnings per share (c)	0.31	0.52	(40.4%)

(a)	The consolidation of PJMF resulted in revenues of $23.5 million, income before income taxes and net income of approximately $600,000 and diluted earnings per share of $0.02.
(b)	The consolidation of PJMF resulted in revenues of $22.8 million, income before income taxes and net income of approximately $700,000 and diluted earnings per share of $0.02.
(c)	Adjusted to exclude special charges in 2019, which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in the table below.

Adjusted financial results excluding Special charges, which impact comparability, are summarized in the following reconciliation. The table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

	First Quarter
	Mar. 31,	Apr. 1,
(In thousands, except per share amounts)	2019	2018 (1)

GAAP (loss) income before income taxes	$(767)	$23,064
Special charges (2)	15,854	-
Adjusted income before income taxes	$15,087	$23,064

GAAP net (loss) income attributable to common shareholders	$(3,801)	$17,368
Special charges (2)	13,548	-
Adjusted net income attributable to common shareholders	$9,747	$17,368

GAAP diluted (loss) earnings per share	$(0.12)	$0.52
Special charges (2)	0.43	-
Adjusted diluted earnings per share	$0.31	$0.52

(1)	The first quarter of 2018 has been restated to include PJMF.
(2)	The company incurred $15.9 million of costs (defined as “Special charges”) in the first quarter of 2019, including the following (in thousands):

	Loss Before	After Tax	Diluted Loss
	Income taxes	Net Loss (d)	per Share
Royalty relief (a)	$4,873	$3,742	$0.12
Legal and advisory fees (b)	5,067	3,892	0.12
Mark-to-market adjustment on option valuation (c)	5,914	5,914	0.19
Total Special charges	$15,854	$13,548	$0.43
(a)	Represents financial assistance provided to the entire North America system in the form of short-term royalty reductions.
(b)	Represents costs associated with the activities of the Special Committee of the Board of Directors, including legal costs associated with legal proceedings initiated by John H. Schnatter and advisory costs associated with the review of a wide range of strategic opportunities that culminated in Starboard’s strategic investment in the company by affiliates of Starboard.
(c)	The company recorded a one-time mark-to-market adjustment of $5.9 million ($5.6 million in general and administrative expenses and $300,000 as a reduction in royalties) related to the increase in the Starboard and franchisee options to purchase Series B preferred stock that culminated in the purchase of $52.5 million of preferred stock in late March.
(d)	The tax effect was calculated using the company’s marginal rate of 23.2%, excluding the mark-to-market adjustment on the Series B Preferred stock option valuation, which was not tax deductible.

The non-GAAP adjusted results shown above and within this document, which exclude Special charges, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special charges is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and analyze trends.

Consolidated revenues decreased $51.7 million, or 11.5%, for the first quarter of 2019. Excluding the impact of refranchising 62 company-owned restaurants in North America and the company-owned restaurants and a quality control center in China during 2018, consolidated revenues decreased $36.4 million, or 8.1%, for the first quarter of 2019, primarily due to the following:

  Negative 9.0% comparable sales for domestic company-owned restaurants and negative 6.1% for North America franchised restaurants, which resulted in lower company-owned restaurant revenues, royalties and North American commissary sales.
  Short-term royalty reductions of approximately $4.9 million which are part of our franchise assistance program and are included in the previously mentioned Special charges.
  International revenues, excluding refranchising, were approximately $0.5 million lower as unfavorable foreign exchange rates of approximately $1.7 million were substantially offset by higher royalties from increased equivalent units.

The company reported a consolidated loss before income taxes of $0.8 million for the first quarter of 2019, compared to consolidated income before income taxes of $23.1 million for the first quarter of 2018, a decrease of $23.9 million. Excluding the impact of the previously mentioned Special charges, consolidated income before income taxes was $15.1 million, or a decrease of $8.0 million from the first quarter of 2018. Significant changes in income before income taxes are as follows:

  Domestic Company-owned restaurants operating margin decreased $3.9 million, or a decrease of 0.6% as a percentage of related revenues, primarily due to lower comparable sales, partially offset by favorable commodities costs and favorable workers’ compensation and non-owned automobile insurance costs.
  North America franchise royalties and fees decreased $7.3 million, or 29.3%, compared to the first quarter of 2018, primarily due to the $4.9 million of short-term royalty reductions granted to the entire North America system as part of the franchise assistance program, which is included in the Special charges. Excluding the short-term royalty relief, royalties were $2.4 million lower than the corresponding quarter in 2018 due to negative comparable sales of 6.1% and an increase in royalty waivers provided to certain franchisees.
  North America commissary operating margin increased $0.3 million, or 0.7% as a percentage of related revenues, as the lower North America sales volumes were offset by favorable commodities costs and reductions in certain operating costs, including labor.
  International operating margin increased $0.3 million primarily due to higher royalties from increased equivalent units, partially offset by the unfavorable impact of foreign exchange rates.
  General and administrative (“G&A”) costs increased $11.1 million, or 27.9%, primarily due to costs associated with the Special charges of approximately $10.7 million, including $5.1 million of legal and advisory fees and the one-time mark- to-market adjustment for the Series B Preferred stock option valuation of $5.6 million, as previously noted.
  Net interest expense increased $1.2 million primarily due to an increase in interest rates as compared to the first quarter of 2018 on lower outstanding debt. Total debt outstanding was $380.0 million as of March 31, 2019, which was a reduction of $245.0 million from December 30, 2018. The decrease in outstanding debt was funded primarily from the proceeds of the issuance of Series B Preferred Stock to Starboard.

Operating margin (loss) is not a measure defined by GAAP and should not be considered in isolation, or as an alternative to evaluation of the company’s financial performance. In addition to an evaluation of GAAP consolidated (loss) income before income taxes, we believe the presentation of operating margin (loss) is beneficial as it represents an additional measure used by the company to further evaluate operating efficiency and performance of the various business units. Additionally, operating margin (loss) discussion may be helpful for comparison within the industry. The operating margin (loss) results detailed herein can be calculated by business unit based on the specific revenue and operating expense line items on the face of the Consolidated Statements of Operations. Consolidated (loss) income before income taxes reported includes G&A expenses, depreciation and amortization, refranchising and impairment gains/(losses), net, and net interest expense that have been excluded from this operating margin (loss) calculation.

We expect our annual tax rate to be in the range of 21% to 24%. As previously noted, there is not a tax deduction for the $5.9 million expense associated with the one-time mark-to-market valuation of the Series B Preferred stock option.

Diluted loss per share was $0.12 for the first quarter of 2019, compared to diluted earnings per share of $0.52 for the prior year period. Adjusted diluted earnings per share was $0.31 for the first quarter of 2019, as compared to $0.52 for the first quarter of 2018.

Global Restaurant and Comparable Sales Information

	First Quarter
	Mar. 31, 2019	Apr. 1, 2018

Global restaurant sales (decline) / growth (a)	(5.5%)	(1.3%)

Global restaurant sales (decline) /growth, excluding the impact of foreign currency (a)	(3.7%)	(1.0%)

Comparable sales (decline) / growth (b)
Domestic company-owned restaurants	(9.0%)	(6.1%)
North America franchised restaurants	(6.1%)	(5.0%)
System-wide North America restaurants	(6.9%)	(5.3%)

System-wide international restaurants	(0.1%)	0.3%

(a)	Includes both company-owned and franchised restaurant sales.
(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first quarter of 2019 and 2018 were as follows (in thousands):

	First Quarter
	Mar. 31,	Apr. 1,
	2019	2018 (b)

Net cash provided by operating activities (a)	$13,813	$36,731
Purchases of property and equipment	(8,658)	(9,320)
Dividends paid to preferred shareholders	(2,040)	-
Free cash flow	$3,115	$27,411

(a)	The decrease of $22.9 million was primarily due to lower net income and unfavorable changes in working capital items, including PJMF.
(b)	The first quarter of 2018 has been restated to include PJMF.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three months ended March 31, 2019.

Global Restaurant Unit Data

At March 31, 2019, there were 5,336 Papa John’s restaurants operating in all 50 states and in 47 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 30, 2018	645	2,692	3,337	1,966	5,303
Opened	1	26	27	49	76
Closed	-	(28)	(28)	(15)	(43)
Acquired	-	1	1	-	1
Sold	(1)	-	(1)	-	(1)
Ending - March 31, 2019	645	2,691	3,336	2,000	5,336

Unit growth (decline)	-	(1)	(1)	34	33

% increase (decrease)	-	(0.0%)	(0.0%)	1.7%	0.6%

The company has added 124 net worldwide units over the trailing four quarters ended March 31, 2019. Our development pipeline as of March 31, 2019 included approximately 1,015 restaurants (115 units in North America and 900 units internationally), the majority of which are scheduled to open over the next six years.

Cash Dividend

The company paid cash dividends of $9.1 million in the first quarter of 2019 and declared second quarter cash dividends of approximately $10.6 million on April 30, 2019 to be paid to common and preferred shareholders. The dividends are as follows (in thousands):

		First Quarter 2019	Second Quarter 2019
	Common stock dividends ($0.225 per share)	$7,060	$7,190
	Common stock dividends to preferred shareholders ($0.225 per share) (a)	900	1,140
	Preferred dividends (3.6% of the investment per annum)	1,140	2,270
	Total dividends	$9,100	$10,600

(a)	Common stock dividends payable to holders of Series B Preferred Stock are on an as-converted to common stock basis

The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The Series B Preferred Stock holders are guaranteed quarterly preferred dividends and common stock dividends on an as-converted to common stock basis.

Consolidation of the Papa John’s Marketing Fund, Inc.

Papa John’s domestic restaurants, both Company-owned and franchised, participate in PJMF, a nonstock corporation that is designed to break even as it spends all annual contributions received from the system. PJMF collects a percentage of revenues from Company-owned and franchised restaurants in the United States for the purpose of designing and administering advertising and promotional programs. PJMF is a variable interest entity (“VIE”) that funds its operations with ongoing financial support and contributions from the domestic restaurants, of which approximately 80% are franchised.

During the first quarter of 2019, we reassessed the governance structure and the operating procedures of PJMF and determined that the company has the power to control certain significant activities of PJMF, based on the applicable accounting guidance. Prior to 2019, the Company did not consolidate PJMF. The company has concluded the previous accounting policy to not consolidate PJMF was an immaterial error and has determined that PJMF should be consolidated. The company has corrected this immaterial error by restating the comparative 2018 condensed consolidated financial statements. The revenues and expenses of PJMF are included in Other revenues and Other expenses, where other consolidated marketing funds are reported, in the Condensed Consolidated Statements of Operations.

The consolidation of PJMF is not expected to have a material impact on the company’s annual consolidated financial statements, including the income (loss) before income taxes as PJMF operates at or near break-even results annually. The consolidation of PJMF also did not have a material impact on the company’s 2018 financial statements.

Additional detail on the consolidation of PJMF can be found in our Form 10-Q for the three months ended March 31, 2019 filed with the SEC.

Adoption of ASC 842: Leases

On December 31, 2018, we adopted Accounting Standards Update (“ASU”) 2016-02, Topic 842, which requires companies to recognize a right-of-use asset and a lease liability on the balance sheet for contracts that meet the definition of a lease. The guidance also requires additional disclosures regarding the amount, timing, and uncertainty of cash flows arising from leases. We adopted Topic 842 prospectively using the optional transition method with no cumulative effect adjustment recorded as of December 31, 2018. The adoption resulted in a $157.0 million operating lease liability and a $154.1 million right-of-use asset as of March 31, 2019. There was no significant impact on our operating results, diluted earnings per share or debt compliance and covenant calculations from the adoption of this new accounting standard.

Additional detail of the adoption and 2019 impact of the new leasing standard can be found in our Form 10-Q for the three months ended March 31, 2019 filed with the SEC.

Other Business Matters

On February 3, 2019, the company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Starboard pursuant to which Starboard made a $200 million strategic investment in the company’s newly designated Series B convertible preferred stock, $1,000 stated value per share (the “Series B Preferred Stock”). In addition, on March 29, 2019, Starboard made an additional $50 million investment in the Series B Preferred Stock pursuant to an option that was included in the Securities Purchase Agreement. The company also issued $2.5 million of Series B Preferred stock on the same terms as Starboard to certain Papa John’s franchisees who satisfied accredited investor requirements under the federal securities laws. The initial preferred dividend rate is 3.6% per annum of the stated value, payable quarterly in arrears. The Series B Preferred Stock also participates on an as-converted basis in any regular or special dividends paid to common shareholders. If at any time, the company reduces the regular dividend paid to common shareholders, the Series B Preferred Stock dividend will remain the same as if the common stock dividend had not been reduced.

The company recorded a one-time mark-to-market adjustment of $5.9 million for the time between the grant dates and the purchase dates for both the $50 million option exercised by Starboard and the shares purchased by franchisees. As previously noted, the mark-to-market adjustment was recorded in G&A expenses for $5.6 million (Starboard) and as a reduction to North America franchise royalties and fees of $0.3 million (franchisees) within the Condensed Consolidated Statements of Operations with no associated tax benefit.

2019 Outlook

The company is reaffirming its previously issued 2019 outlook, as we expect the initiatives we are implementing will result in improved sales and operating results in the last half of the year.

Conference Call and Website Information

A conference call is scheduled for May 7, 2019 at 5:00 p.m. Eastern Time to review the company’s first quarter 2019 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 5684727.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the strategic investment by Starboard and use of the proceeds, the ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, corporate governance, new Board leadership, future costs related to the company’s response to the negative consumer sentiment, management reorganizations, compliance with debt covenants, shareholder and other stakeholder engagement, strategic decisions and actions, the cultural audit and investigation, share repurchases, dividends, effective tax rates, regulatory changes and impacts, the impact of the Tax Cuts and Jobs Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  costs the company expects to continue to incur as a result of negative consumer sentiment, including costs associated with litigation, legal fees, and increased costs for branding initiatives and launching a new advertising and marketing campaign and promotions to improve consumer sentiment and sales trends;
  costs the company expects to continue to incur relating to franchisee financial assistance to mitigate store closings;
  the ability of the company to improve consumer sentiment and sales trends through advertising, marketing and promotional activities;
  the company’s ability to regain lost customers and/or mitigate or reverse negative sales trends;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our initiatives to improve our brand proposition and operating results, including marketing, advertising and public relations initiatives, technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of the sale of Series B Preferred Stock to Starboard, which dilutes the economic and relative voting power of holders of our common stock and may adversely affect the market price of our common stock, affect our liquidity and financial condition, or delay or prevent an attempt to take over the company;
  Starboard’s ability to exercise influence over us, including through its ability to designate up to two members of our Board of Directors.
  failure to raise the funds necessary to finance a required repurchase of our Series B Preferred Stock;
  failure to realize the anticipated benefits from our investment of the proceeds of the Series B Preferred Stock in our strategic priorities;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results continue to decline;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 30, 2018, and in “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2019, as well as subsequent filings. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31, 2019	April 1, 2018
(In thousands, except per share amounts)	(Unaudited)	(Note)
Revenues:
Domestic Company-owned restaurant sales	$161,803	$190,242
North America franchise royalties and fees	17,530	24,806
North America commissary	148,904	161,713
International	25,667	30,114
Other revenues	44,501	43,247
Total revenues	398,405	450,122

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	133,053	157,574
North America commissary	138,557	151,681
International expenses	14,305	19,030
Other expenses	44,097	42,367
General and administrative expenses	51,135	39,996
Depreciation and amortization	11,749	11,539
Total costs and expenses	392,896	422,187
Refranchising and impairment gains/(losses), net	-	204
Operating income	5,509	28,139
Net interest expense	(6,276)	(5,075)
(Loss) Income before income taxes	(767)	23,064
Income tax expense	831	4,978
Net (loss) income before attribution to noncontrolling interests	(1,598)	18,086
Income attributable to noncontrolling interests	(133)	(643)
Net (loss) income attributable to the company	$(1,731)	$17,443

Calculation of (loss) income for (loss) earnings per share:
Net (loss) income attributable to the Company	$(1,731)	$17,443
Preferred stock dividends	(2,070)	-
Net income attributable to participating securities	-	(75)
Net (loss) income attributable to common shareholders	$(3,801)	$17,368

Basic (loss) earnings per common share	$(0.12)	$0.52
Diluted (loss) earnings per common share	$(0.12)	$0.52

Basic weighted average common shares outstanding	31,554	33,279
Diluted weighted average common shares outstanding	31,554	33,552

Dividends declared per common share	$0.225	$0.225

Note: The Condensed Consolidated Statement of Operations is unaudited and has been restated to reflect the consolidation of Papa John's Marketing Fund, Inc.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 30,
	2019	2018
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$29,273	$33,258
Accounts receivable, net	80,748	78,118
Notes receivable, net	5,983	5,498
Income tax receivable	5,431	16,146
Inventories	26,144	27,203
Prepaid expenses and other current assets	41,070	36,054
Assets held for sale	10,765	-
Total current assets	199,414	196,277

Property and equipment, net	217,437	226,894
Right-of-use assets	150,216	-
Notes receivable, less current portion, net	23,607	23,259
Goodwill	83,193	84,516
Deferred income taxes, net	1,244	1,137
Other assets	63,957	63,814
Total assets	$739,068	$595,897

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$35,214	$27,106
Income and other taxes payable	7,336	6,590
Accrued expenses and other current liabilities	120,975	129,167
Deferred revenue current	2,516	2,598
Current lease liabilities	22,546	-
Current portion of long-term debt	29,982	20,009
Total current liabilities	218,569	185,470

Deferred revenue	18,562	20,674
Long-term lease liabilities	130,391	-
Long-term debt, less current portion, net	346,433	601,126
Deferred income taxes, net	5,835	7,852
Other long-term liabilities	75,887	79,324
Total liabilities	795,677	894,446

Series B Convertible Preferred Stock	251,303	-
Redeemable noncontrolling interests	5,346	5,464

Total stockholders' (deficit)	(313,258)	(304,013)
Total liabilities, redeemable noncontrolling interests, Series B stock and stockholders' (deficit)	$739,068	$595,897

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, restated to reflect the consolidation of Papa John's Marketing Fund, Inc., but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	March 31, 2019	April 1, 2018
	(Unaudited)	(Note)
Operating activities
Net (loss) income before attribution to noncontrolling interests	$(1,598)	$18,086
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for uncollectible accounts and notes receivable	(50)	1,539
Depreciation and amortization	11,749	11,539
Deferred income taxes	(1,309)	(2,004)
Preferred stock option mark-to-market adjustment	5,914	-
Stock-based compensation expense	3,731	2,475
Gain on refranchising	-	(204)
Other	838	1,903
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,443)	2,675
Income tax receivable	10,715	3,899
Inventories	810	2,193
Prepaid expenses	7,888	555
Other current assets	(13,855)	(1,264)
Other assets and liabilities	(3,258)	475
Accounts payable	8,108	2,563
Income and other taxes payable	746	(466)
Accrued expenses and other current liabilities	(11,003)	(3,759)
Deferred revenue	(2,170)	(3,474)
Net cash provided by operating activities	13,813	36,731

Investing activities
Purchases of property and equipment	(8,658)	(9,320)
Loans issued	(859)	(563)
Repayments of loans issued	925	1,636
Proceeds from divestitures of restaurants	-	3,690
Other	329	114
Net cash used in investing activities	(8,263)	(4,443)

Financing activities
Proceeds from issuance of preferred stock	252,530	-
Repayments of term loan	(5,000)	(5,000)
Net proceeds (repayments) of revolving credit facilities	(240,026)	140,308
Dividends paid to common stockholders	(7,125)	(7,565)
Dividends paid to preferred stockholders	(2,040)	-
Issuance costs associated with preferred stock	(7,179)	-
Tax payments for equity award issuances	(869)	(1,342)
Proceeds from exercise of stock options	51	1,770
Acquisition of Company common stock	-	(141,736)
Distributions to noncontrolling interest holders	(19)	(432)
Other	50	183
Net cash used in financing activities	(9,627)	(13,814)

Effect of exchange rate changes on cash and cash equivalents	92	119
Change in cash and cash equivalents	(3,985)	18,593
Cash and cash equivalents at beginning of period	33,258	27,891

Cash and cash equivalents at end of period	$29,273	$46,484

Note: The Condensed Consolidated Statement of Cash Flows is unaudited and has been restated to reflect the consolidation of Papa John's Marketing Fund, Inc.

CONTACT:
Joe Smith
Senior Vice President, Chief Financial Officer
502-261-7272